Exhibit 10.11
May 20, 2005
Barry Sullivan
RE: — Chief Financial Officer — Corporate Secretary
Dear Barry,
We are pleased to make the following offer to you regarding future employment at ProLink Solutions LLC.

Position:	Chief Financial Officer — Corporate Secretary

Reports To:	CEO

Start Date:	No Later than June 22, 2005
With an agreed upon pre start date transition plan
To be submitted by Candidate and agreed upon before May 25, 2005

Responsibilities:	POSITION OVERVIEW:
Responsible for the overall financial strategy for the organization. Develop plans and coordinates company-wide financial strategies to meet business objectives and achieve maximum results. Continually evaluates the timely adjustment of tactics and plans to meet changing market and competitive conditions. Direct and coordinate the efforts of executive level personnel toward the accomplishment of corporate objectives.
SCOPE & RESPONSIBILITIES:
•	Design financial and budgeting strategy to support operations and in preparation for the IPO

•	Establish practices and procedures for control and compliance functions

•	Evaluate and implement financing alternatives

•	Plan the company’s capital structure, including cash and risk management

•	Provide centralized administrative oversight of financial operations and human resources

•	Oversee audit process

•	Create financial reports, external and internal, including tax reports

•	Establish strategic partnerships and alliances to support company goals

•	Communicate with Investors, Wall Street and the Financial Analyst community

•	Direct and implement investor relations strategies

•	Assist in developing IPO strategy and implement related plan

•	Participate in review and appraisal of potential acquisitions and divestments

•	Acquire and manage staff support necessary to fulfill duties
Execute International currency exchanges and Letter of credit function
Direct responsibility for contracts, lease documents, litigation, Human Resource issues. As Corporate Secretary your direct responsibility is for all Board of Directors minutes and communications, the filing of local, State and Federal filings as to accuracy and completeness. Complete responsibility to all Sarbanes/Oxley matters. Your further responsibility will include general business and legal advice on all company business.

Base Salary:	$140,000 annually – Payable Bi-weekly

Travel and	The Company will reimburse you for all approved expenses
Entertainment Expense            subject to company policy.

Moving Expense:	the company will reimburse you for reasonable moving expense not to exceed $7000.

The company will pay for required airfare back and forth to Boston as required.
Corporate Housing: The Company will provide corporate apartment until September 30, 2005. The company will pay required transition expenses. The candidate agrees to use his best efforts to secure permanent housing as quickly as possible.

Benefits:	Standard benefits package as detailed in the Company handbook.

Bonus:	You will be eligible for a series of bonuses equal to 25% ($35,000) of your base salary structured as follows:
1)	75% ($26,250) Expense Management. We will develop a series of milestones based on successful reductions of expenses net generate $400,000 in savings annually from the line items under your responsibility. This pool will be pro-rata from $250,000 to the target amount.

2)	25%-( $8750) You will receive an annual bonus paid February 15, 2006 if the company achieves an annual EBITDA of $2 million in 2005. This will be prorate from $1.6 million is zero.
All bonuses will be paid annually if earned by December 31, 2005 and will be paid on February 15, 2006

Equity Plan:	It is the intention of the Compensation Committee of the company to install a company wide equity incentive plan. We would recommend and would anticipate that the company would accept our recommendation that you would receive equity options commensurate with your position on an annual basis. These options would have a vesting schedule of 3 years with a gradual vesting plan of 1/3 per year. Our recommendation would be to award you a 1% equity options prices at the most recent round of financing in the company.

Employment	You will be required to sign our standard Employment Agreement
Agreement:	that will be effective for one year after your departure. Which includes but is not limited to non-compete language, confidentiality provision and employee at will language.
If you have any questions or concerns, please do not hesitate to contact me. We look forward to you accepting this offer and joining our team.
Please advise us of your acceptance no later than May 23, 2005.
Very truly yours,
Lawrence Bain